AGREEMENT TO PROVIDE PROFESSIONAL SERVICES TO INSYNQ INC.


TERM:
This agreement made between Insynq Inc. 1101 Broadway Plaza, Tacoma, WA. 98402 (Company) and Central Software Services Inc. 2660 Townsgate Road, Suite 210 Westlake Village, CA 91361 ("Consultant") to provide professional advisory services for a period of 6 months starting July1, 2001 and ending
January 1, 2002.

NATURE OF SERVICES:
Consultant will spend 50 % of its available time to the Company to meet with the management teams, advise and to provide technical analysis of like companies to be acquired by the Company, or, to form a new operating subsidiary of the Company to hold the newly acquired companies. Consultant shall also provide additional support in the areas of marketing, short and long term strategic planning.

PAYMENT TERMS:
    1. A sum of $67,000 to be paid over the life of the contract. The total amount shall be divided up as follows;
            a.  $7,500 upon the signing of this agreement.
            b. The balance of $60,000 to be paid in 6 equal installments of $10,000. The first payment (August) is a guaranteed payment.
    2. In addition the Consultant shall receive 2 million shares of the Company's restricted common stock and, such securities will be issued and received by the Consultant no later than July 23, 2001.
    3. *The Company will issue an additional 500,000 shares of restricted securities upon the successful completion of each acquisition. To the extent that Consultant was working on the subject account, the 500,000 shares would be due and payable even if the consultant is no longer with the Company for a period of 6 months after the Consultants departure as long as the company completes such an acquisition.
    4. An opinion letter will accompany both stock certificates from the Company's legal council opining that such securities will be freely tradable effective July 15, 2002. Any subsequent issuance of restricted securities would have the same legal opinion to be provided by the Company.
    5. Reimbursement of any expenses for travel. All air travel and any expenses over $250 would need to be authorized by the Company.
    6. Either party shall have the right to cancel this agreement immediately upon written notification to the other party. Any monies paid or shares issued will be deemed earned by the consultant and will be non-refundable upon cancellation of the agreement.
    7. This agreement, dated July 10, 2001, supercedes and replaces, in its entirety, the consulting agreement dated February 20, 2000 by and between Vijay Alimchandani.
    8. Under the prior consulting agreement, any and all obligations between the parties have been satisfied in full as long as all the payments pursuant to this agreement, as in item #1 and item #2 have been made.

*Shares will be granted but will remain un-issued until proper stockholder approval is received to increase the capital structure or to affect a reverse split. Proper authorization shall occur no later than September 15, 2001.

Both 1 and 2 above will be done at the signing of this contract.

Agreed:                                Agreed:

/s/ John P. Gorst                      /s/ Vijay Alimchandani
John Gorst, CEO                        Vijay Alimchandani
Insynq Inc.                            Consultant
                                       Central Software Services Inc